Exhibit 11

Pinnacle Entertainment, Inc.

Computation of Earnings Per Share

	For the three months ended September 30,
	Basic		Diluted (a)
	2004	2003	2004	2003
	(in thousands, except per share data)
Average number of common shares outstanding	35,623	25,934	35,623	25,934
Average common shares due to assumed conversion of stock options	0	0	1,286	134

Total shares	35,623	25,934	36,909	26,068

Net income (loss)	$(3,241)	$(16,397)	$(3,241)	$(16,397)

Net income (loss) per share	$(0.09)	$(0.63)	$(0.09)	$(0.63)

	For the nine months ended September 30,
	Basic		Diluted (a)
	2004	2003	2004	2003
	(in thousands, except per share data)
Average number of common shares outstanding	34,195	25,934	34,195	25,934
Average common shares due to assumed conversion of stock options	0	0	1,387	8

Total shares	34,195	25,934	35,582	25,942

Net income (loss)	$13,935	$(19,628)	$13,935	$(19,628)

Net income (loss) per share	$0.41	$(0.76)	$0.39	$(0.76)

(a)	When the computed diluted values are anti-dilutive, the basic per share values are presented on the face of the consolidated statements of operations.